May 27, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re: Agrisolar Solutions, Inc. (formerly V2K International, Inc.)
EIN: 20-5614030

Commissioners:

We were previously the principal accountants for Agrisolar Solutions, Inc. (formerly V2K International, Inc.), and we reported on the financial statements of Agrisolar Solutions, Inc. as of September 30, 2009 and 2008, and for the years ended September 30, 2009 and 2008. We have not provided any audit services to Agrisolar Solutions, Inc. since the audit of the September 30, 2009 financial statements. We did conduct a quarterly review on the interim financial statements of Agrisolar Solutions, Inc. through December 31, 2009. Effective May 27, 2010, we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 27, 2010. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

Cordovano and Honeck, LLP

Cordovano and Honeck LLP
Englewood, Colorado